Exhibit 99.1


CHICAGO MERCANTILE
EXCHANGE HOLDINGS INC.       NEWS RELEASE


                                             Media Contacts
                                             Ellen G. Resnick, 312/930-3435
                                             Maryellen T. Thielen, 312/930-3467
                                             news@cme.com

FOR IMMEDIATE RELEASE                        Investor Contact
                                             John Peschier, 312/930-8491


Chicago Mercantile Exchange Holdings Inc. Reports Record Revenues, Earnings for the Second Quarter of 2003, Spurred by Strength in Major Product Groups

         CHICAGO, July 22, 2003-- Chicago Mercantile Exchange Holdings Inc. (NYSE: CME) today reported record revenues and earnings for the second quarter of 2003, spurred by strong trading volume in its three largest product categories: interest rates, equities and foreign exchange.

         Net revenues increased 32 percent to a record $142.4 million for the second quarter of 2003, compared with $107.5 million for the year-earlier period. Net income rose 67 percent to a record $35.0 million, versus $21.0 million for the same period in 2002. Earnings per diluted share improved 45 percent to a record $1.03 from 71 cents per diluted share for the second quarter last year. This growth occurred on a base of shares that has increased by 3.7 million with the company's initial public offering in December 2002.

         Average daily volume increased 23 percent to nearly 2.7 million contracts for the second quarter of 2003 versus the same period of 2002. Each of CME's trading venues set quarterly volume records. More than 1.5 million contracts a day were traded via open outcry, up 5 percent from the second quarter last year. Nearly 1.1 million contracts a day changed hands on CME's GLOBEX(R) electronic trading platform, a 63 percent increase from a year ago, and 41,000 contracts a day were privately negotiated, up 25 percent. During the second quarter of 2003, 41 percent of CME's volume traded on GLOBEX, compared with 31 percent during the same period a year ago. June 2003 was the second busiest month in CME's history for E-mini(TM) equity futures, which averaged more than 1.0 million contracts a day during the month.

         "Our strong second quarter performance was driven by our diverse product line with substantial trading volume in our three largest product groups - particularly interest rates - where volume grew each month to culminate in a new record in June," said Chairman Terry Duffy. "We believe that one contributor to this growth has been a continuing shift in the global derivatives landscape as users are increasingly focused on credit quality and cognizant of the appeal of transparent, exchange-traded instruments with central counterparty clearing. Our interest rate volume also benefited from continued mortgage refinancing activity, which increasingly is hedged with our Eurodollar futures and options contracts - as well as the quarter-point interest rate adjustment by the U.S. Federal Reserve Board.

         "This quarter, we will continue to aggressively prepare for the launch of the CME/CBOT(R) Common Clearing Link based on the definitive agreement we reached in April," said Duffy. "We are on track to begin clearing Chicago Board of Trade(R) commodity, equity and certain interest rate products on Nov. 24, 2003, with the remainder scheduled to begin on Jan. 2, 2004."

         "We've focused significant resources on expanding our distribution, making it easier than ever before to trade on CME, no matter where you are in the world," said President and Chief Executive Officer Jim McNulty. "In the past three years, we opened up access to GLOBEX, dramatically increased the speed of trading, established a telecommunications hub in Europe and increased the number of independent software vendors and data centers that offer GLOBEX interfaces. Since the beginning of this year, we've added 16 network connections to our European hub, for a total of 36; streamlined our foreign exchange delivery process to offer cost savings to market participants; and announced two new programs to expand telecommunications alternatives and reduce costs for users of GLOBEX, our CLEARING 21(R) system and our market data. We believe that broadening access and distribution has expanded both our customer base and trading volume."

         For the second quarter of 2003, revenue from clearing and transaction fees increased 37 percent to $115.8 million from $84.3 million for the same period of 2002. Quotation data fees rose 14 percent to $13.6 million for the second quarter of 2003, versus $11.9 million for the same period a year ago, driven by a pricing change that took effect in April 2003.

         Total operating expenses for the second quarter of 2003 were $83.0 million, compared with $73.0 million for the second quarter of 2002. During the 2003 quarter, the company recorded stock-based compensation expense of $0.8 million. Based on a stock option and restricted stock grant in June, CME expects the stock-based compensation portion of compensation and benefits to increase to approximately $1.4 million per quarter in the third and fourth quarters of 2003.

         Income before income taxes was $59.4 million for the second quarter of 2003, an increase of 72 percent from $34.5 million for the same period a year ago. The company's operating margin, defined as income before income taxes expressed as a percentage of net revenues, was 41.7 percent for the second quarter of 2003, compared with 32.1 percent for the year-earlier quarter.

         CME's working capital was $381.6 million at June 30, 2003, compared with $325.6 million at Dec. 31, 2002, primarily due to the operating results during the first six months of 2003.

         Capital expenditures and capitalized software development costs were $13.9 million for the second quarter. The company paid a quarterly dividend of 14 cents per common share, which totaled $4.6 million in June 2003.

Six-Month Results

         For the first six months of 2003, net revenues increased 29 percent to a record $268.4 million from $208.6 million for the first half of 2002. Clearing and transaction fees improved 35 percent to $218.2 million from $162.2 million a year ago, benefiting from higher trading volume. Total operating expenses were $165.3 million for the first half of 2003, versus nearly $143.0 million for the comparable period of 2002. Income before income taxes was $103.1 million for the first half of 2003, up 57 percent from $65.7 million for the same period a year ago. The operating margin was 38.4 percent for the first six months of 2003, compared with 31.5 percent for the year-earlier period.

         The company reported record net income of $61.1 million, or $1.81 per diluted share, for the first six months of this year, compared with $39.7 million, or $1.33 per diluted share, for the first half of 2002.

         Capital expenditures and capitalized software development costs were $25.0 million for the first six months of 2003.

         During the second quarter of 2003, certain shareholders sold 1,220,635 shares of Class A common stock at a price of $69.60 per share in an underwritten offering. The company did not sell any shares or receive any proceeds from the sale of stock by its shareholders in the offering.

         Chicago Mercantile Exchange Holdings Inc. became the first publicly traded U.S. financial exchange on Dec. 6, 2002. The company was added to the Russell 1000(R) Index on July 1, 2003. It is the parent company of Chicago Mercantile Exchange Inc. (www.cme.com), the largest futures exchange in the United States. As an international marketplace, CME brings together buyers and sellers on its trading floors and its GLOBEX electronic trading platform. CME offers futures contracts and options on futures contracts primarily in four areas: interest rates, stock indexes, foreign exchange and commodities. The exchange moved about $1.5 billion per day in settlement payments in the first half of 2003 and managed $29.1 billion in collateral deposits at June 30, 2003.

         CME will hold a conference call to discuss second quarter results at 8:30 a.m. Eastern time today. A live audio Webcast of the conference call will be available on the Investor Relations section of CME's Web site; those wishing to listen to the live conference via telephone should dial (800) 500-0177 if calling from within the United States or (719) 457-2679 if calling from outside the United States at least 10 minutes before the call begins. Following the conference call, an archived recording and PowerPoint slides will be available at the same site.

         Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic competitors, including new entrants into our markets; our ability to keep pace with rapid technological developments; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities; our ability to maintain the competitiveness of our existing products and services; our ability to efficiently and simultaneously operate both open outcry trading and electronic trade execution facilities; our ability to adjust our fixed costs and expenses if our revenues decline; changes in domestic and foreign regulations; changes in government policy, including interest rate policy; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; the ability of our joint venture, OneChicago, to obtain market acceptance of its products and achieve sufficient trading volume to operate profitably; and the continued availability of financial resources in the amounts and on the terms required to support our future business. In addition, our performance could be affected by our ability to realize the benefits or efficiencies we expect from our for-profit initiatives, such as fee increases, volume and member discounts and new access rules to our markets; our ability to recover market data fees that may be reduced or eliminated by the growth of electronic trading; changes in the level of trading activity, price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; economic, political and market conditions; our ability to accommodate increases in trading volume without failure or degradation of performance of our trading systems; our ability to manage the risks associated with our acquisition, investment and alliance strategy; industry and customer consolidation; decreases in member trading and clearing activity and seasonality of the futures business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, which is available in the Investor Information section of the CME Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

         GLOBEX is a registered trademark of Chicago Mercantile Exchange Inc. E-mini is a trademark of CME. CLEARING 21 is a registered trademark of CME and New York Mercantile Exchange, Inc. Russell 1000 and other trade names, service marks, trademarks and registered trademarks that are not proprietary to Chicago Mercantile Exchange Inc. are the property of their respective owners, and are used herein under license. Further information about Chicago Mercantile Exchange Holdings Inc. and Chicago Mercantile Exchange Inc. is available on the CME Web site at www.cme.com.

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

                             Chicago Mercantile Exchange Holdings Inc. and Subsidiaries
                                            Consolidated Balance Sheets
                                               (dollars in thousands)

                                                                                June 30, 2003          Dec. 31, 2002
ASSETS
Current Assets:
   Cash and cash equivalents                                                       $  392,835             $  339,260
   Proceeds from securities lending activities                                      1,057,976                985,500
   Accounts receivable                                                                 69,316                 50,865
   Other current assets                                                                 8,350                 11,515
   Cash performance bonds and security deposits                                     1,968,317              1,827,991
                                                                                    ---------              ---------
Total Current Assets                                                                3,496,794              3,215,131
Property, net of accumulated depreciation and amortization                            107,096                109,563
Other assets                                                                           36,360                 30,322
                                                                                   ----------             ----------
TOTAL ASSETS                                                                       $3,640,250             $3,355,016
                                                                                   ==========             ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                                                $   29,173             $   27,607
   Payable under securities lending agreements                                      1,057,976                985,500
      Other current liabilities                                                        59,692                 48,396
   Cash performance bonds and security deposits                                     1,968,317              1,827,991
                                                                                    ---------              ---------
Total Current Liabilities                                                           3,115,158              2,889,494
Long-term debt                                                                            648                  2,328
Other liabilities                                                                      19,411                 17,055
                                                                                    ---------              ---------
Total Liabilities                                                                   3,135,217              2,908,877
Shareholders' Equity                                                                  505,033                446,139
                                                                                   ----------             ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                         $3,640,250             $3,355,016
                                                                                   ==========             ==========

                                           Balance Sheet Items Excluding
                       Cash Performance Bonds and Security Deposits and Securities Lending(1)

                                                                                June 30, 2003          Dec. 31, 2002
Current assets                                                                       $470,501               $401,640
Total assets                                                                          613,957                541,525
Current liabilities                                                                    88,865                 76,003
Total liabilities                                                                     108,924                 95,386

1 Securities lending and cash performance bonds and securities deposits are excluded from this presentation, as there are current assets for these balances that have equal and offsetting current liabilities. This presentation results in a more meaningful indication to investors of the assets owned and related obligations of the company. Clearing firms are subject to performance bond requirements pursuant to the rules of the exchange. The clearing firm can elect to satisfy these requirements in cash, which is reflected in the consolidated balance sheets, or by depositing securities, which are not reflected in the consolidated balance sheets. The balance of cash performance bonds and security deposits that are deposited by clearing firms may change daily as a result of changes in the clearing firms' open positions and how clearing firms elect to satisfy their performance bond requirements. Securities lending transactions utilize a portion of the securities that clearing firms have deposited to satisfy their proprietary performance bond requirements.

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

                             Chicago Mercantile Exchange Holdings Inc. and Subsidiaries
                                         Consolidated Statements of Income
                             (dollars in thousands, except share and per share amounts)

                                                                    Quarter Ended                Six Months Ended
                                                                       June 30,                      June 30,
                                                               2003            2002           2003           2002
                                                               ----            ----           ----           ----
REVENUES
   Clearing & transaction fees                                $115,808         $84,274       $218,207       $162,159
   Quotation data fees                                          13,570          11,925         25,369         24,390
   GLOBEX access fees                                            3,883           3,278          7,605          6,408
   Communication fees                                            2,412           2,506          4,828          4,911
   Investment income                                             2,164           1,304          3,310          2,921
   Securities lending interest income                            2,029           6,275          4,886          9,789
   Other operating revenue                                       4,429           3,518          8,690          6,571
                                                               -------         -------        -------        -------
       TOTAL REVENUES                                          144,295         113,080        272,895        217,149
   Securities lending interest expense                          (1,904)         (5,548)        (4,488)        (8,525)
                                                               -------         -------        -------        --------
       NET REVENUES                                            142,391         107,532        268,407        208,624
                                                               -------         -------        -------        -------

EXPENSES
   Compensation & benefits                                      37,970          29,335         71,214         60,108
   Occupancy                                                     6,294           5,308         12,575         11,089
   Professional fees, outside services & licenses                7,561           8,377         14,939         15,638
   Communications & computer & software                         11,182          11,325         23,299         21,633
       maintenance
   Depreciation & amortization                                  13,321          12,337         26,532         23,151
   Marketing, advertising & public relations                     1,534           1,354          7,136          2,917
   Other operating expense                                       5,159           5,007          9,588          8,436
                                                                ------          ------        -------        -------
       TOTAL EXPENSES                                           83,021          73,043        165,283        142,972
                                                                ------          ------        -------        -------

Income before income taxes                                      59,370          34,489        103,124         65,652
Income tax provision                                           (24,357)        (13,498)       (41,990)       (26,002)
                                                               --------        --------       --------      ---------
       NET INCOME                                             $ 35,013        $ 20,991        $61,134       $ 39,650
                                                              ========        ========        =======       ========

EARNINGS PER SHARE
Basic                                                           $ 1.07          $ 0.73         $ 1.88         $ 1.38
                                                                ======          ======         ======         ======
Diluted                                                         $ 1.03          $ 0.71         $ 1.81         $ 1.33
                                                                ======          ======         ======         ======

Weighted average number of common shares:
       Basic(2)                                             32,624,015      28,800,423     32,579,249     28,787,562
       Diluted(2)                                           33,867,000      29,656,429     33,865,295     29,706,321

2 In December 2002, CME Holdings issued approximately 3.7 million shares in its initial public offering.

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

                                  Average Daily Volume (Round Turns, in Thousands)
                                                             2Q           3Q           4Q           1Q           2Q
                                                            2002         2002         2002         2003         2003
Interest rates                                              1,295        1,290        1,030        1,121        1,389
Equity E-mini                                                 598          812          848          958          936
Equity standard-size                                          140          161          138          142          134
Foreign exchange                                              102           93           93          127          137
Commodities                                                    32           28           29           35           34
                                                            -----       ------        -----        -----        -----
    Subtotal                                                2,167        2,384        2,138        2,383        2,630
TRAKRS                                                         --           31          122           18           46
                                                            -----       ------        -----        -----        -----
    Total                                                   2,167        2,415        2,260        2,401        2,676
                                                            =====        =====        =====        =====        =====

Open outcry                                                 1,467        1,471        1,192        1,299        1,548
Electronic (including TRAKRS)                                 667          915        1,036        1,063        1,087
Privately negotiated                                           33           29           32           39           41
                                                            -----       ------        -----        -----        -----
    Total                                                   2,167        2,415        2,260        2,401        2,676
                                                            =====        =====        =====        =====        =====

                                          Transaction Fees (in Thousands)
                                                             2Q(3)        3Q           4Q           1Q           2Q(4)
                                                            2002         2002         2002          2003         2003
Interest rates                                            $35,809      $38,314      $33,506      $33,763      $47,174
Equity E-mini                                              25,946       37,018       37,639       41,607       39,692
Equity standard-size                                        9,149       11,948       10,691       10,594       10,641
Foreign exchange                                           11,606       10,320       11,322       14,502       16,235
Commodities                                                 1,764        1,650        1,766        1,920        2,034
                                                           ------       ------      -------      -------      -------
    Subtotal                                               84,274       99,250       94,924      102,386      115,776
TRAKRS                                                         --            5           58           13           32
                                                          -------      -------      -------     --------     --------
    Total                                                 $84,274      $99,255      $94,982     $102,399     $115,808
                                                          =======      =======      =======     ========     ========

Open outcry                                               $43,968      $49,032      $43,568      $43,986      $56,308
Electronic (including TRAKRS)                              32,760       43,489       43,322       48,936       49,245
Privately negotiated                                        7,546        6,734        8,092        9,477       10,255
                                                          -------      -------      -------     --------     --------
    Total                                                 $84,274      $99,255      $94,982     $102,399     $115,808
                                                          =======      =======      =======     ========     ========

                                               Average Rate Per Trade
                                                            2Q(3)         3Q           4Q            1Q          2Q(4)
                                                            2002         2002         2002          2003         2003
Interest rates                                             $ 0.43       $ 0.46       $ 0.51        $ 0.49      $ 0.54
Equity E-mini                                                0.68         0.71         0.69          0.71        0.67
Equity standard-size                                         1.02         1.16         1.21          1.22        1.26
Foreign exchange                                             1.77         1.73         1.90          1.88        1.89
Commodities                                                  0.87         0.92         0.95          0.91        0.95
                                                           ------       ------      -------        -------     -------
    Average excluding TRAKRS                                 0.61         0.65         0.69          0.70        0.70
TRAKRS                                                         --         0.003        0.007         0.012       0.011
                                                           -------      -------     --------       -------     -------
    Overall rate per trade                                 $ 0.61       $ 0.64       $ 0.66        $ 0.70      $ 0.69

Open outcry                                                $ 0.47       $ 0.52       $ 0.57        $ 0.56      $ 0.58
Electronic (including TRAKRS)                                0.77         0.74         0.65          0.75        0.72
Privately negotiated                                         3.62         3.64         3.90          3.96        4.00
                                                           ------       ------       ------        ------      ------
    Overall rate per trade                                 $ 0.61       $ 0.64       $ 0.66        $ 0.70      $ 0.69

3 Second quarter 2002 transaction fees reflect a $5 million reduction for a fund established for clearing firms related to a one-time adjustment. This reduced the overall rate per trade by 3.6 cents from 64.4 cents to 60.8 cents, impacting all product groups.

4 Second quarter 2003 transaction fees include a $2.5 million assessment to a clearing firm which primarily affected the rate per trade for interest rate contracts. Without this assessment, the interest rate contract rate per trade would have been 51.2 cents, the assessment increased it 2.7 cents to
  53.9 cents. The overall rate per trade, excluding TRAKRS, would have been
  68.4 cents, and was increased by 1.5 cents to 69.9 cents. Transaction fee assessments occur in the regular course of business.
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